ICE Trade Vault Corporate Governance and Personnel Organization Chart

as of March 2016


Advisory Committee
Board of Directors (Jeffrey Sprecher; Scott Hill; Charles Crisp)
President (Bruce Tupper)
General Counsel (Kara Dutta)
ICE Finance Department
Product Director (Tara Collier)
Director of Operations (Melissa Ratnala)
Senior Director of Technology (Chase Stephens)
Project Manager (Anton Rowe)
Chief Compliance Officer (Takako Okada)
1 ICE Trade Vault employee
3 ICE Trade Vault employees
12 ICE Trade Vault employees, 1 consultant
6 ICE Trade Vault Employees (QA)